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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Davis Park Series Trust and to the use of our report dated July 23, 2003 incorporated therein by reference on the statement of changes in net assets for the year ended June 30, 2003 and the financial highlights for each of the two years ended June 30, 2003 and the period December 26, 2000 to June 30, 2001 of Ameristock Focused Value Fund, a series of Davis Park Series Trust.

/s/ McCurdy & Associates CPA's, Inc.


McCurdy & Associates CPA's, Inc.
Westlake, Ohio
October 27, 2004